UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2007, Kinetic Concepts, Inc. (“KCI” or the “Company”) entered into a $500 million five-year senior secured revolving credit facility (the “Facility”) with Citibank, N.A., as administrative agent for the lenders thereunder. The Facility will be used to refinance existing debt and for general corporate purposes, including acquisition financing. The Facility replaces the Company’s existing $100 million six-year senior secured revolving credit facility maturing in August 2009 and the $114 million seven-year term loan B facility maturing in August 2010. The terms of the Facility include various financial and other covenants.

The forgoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility credit agreement, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On July 31, 2007, the Company replaced its $100 million six-year senior secured revolving credit facility maturing in August 2009 and the $114 million seven-year term loan B facility maturing in 2010 with the Facility described in Item 1.01 of this Current Report on Form 8-K.  On August 1, 2007, the Company called for redemption all outstanding 7-3/8% Senior Subordinated Notes due 2013 issued pursuant to an indenture dated August 11, 2003 (the “Indenture”). The date of redemption is August 31, 2007, and upon payment of the redemption price on the date of redemption, the Company’s obligations under the Indenture will be discharged.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) See the information contained in Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Credit Agreement dated July 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: August 6, 2007	By:	/s/ Martin J. Landon
	Name:	Martin J. Landon
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement dated July 31, 2007

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